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                                                                    Exhibit 5.01



DAY, BERRY & HOWARD LLP                                 CityPlace I
                                                        Hartford
                                                        Connecticut 06103-3499
                                                        Telephone (860) 275-0100
                                                        Facsimile (860) 275-0343
Counsellors at Law                                      Internet  www.dbh.com
Hartford, Stamford and Boston


                              December 10, 1998

MBIA, Inc.
113 King Street
Armonk, New York 10504

Re:  MBIA Inc.
     Registration Statement on Form S-3

Dear Ladies and Gentlemen:

     We have acted as special Connecticut counsel to MBIA Inc., a Connecticut corporation (the "Company"), as to certain matters of Connecticut law in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement") and the prospectus included therein (the "Prospectus") relating to 38,072 shares (the "Shares") of the Company's common stock, par value $1.00 per share ("Common Stock"), to be sold by the Selling Stockholders named therein. The Shares are to be issued pursuant to the terms of a certain Stock Purchase Agreement, dated January 26, 1998, by and between the Company and The Austin Living Trust, and a certain Stock Purchase Agreement, dated January 26, 1998, by and between the Company and Allen W. Charkow (both agreements collectively referred to herein as the "Stock Purchase Agreements"). Rights to purchase Junior Participating Cumulative Preferred Stock of the Company, par value $1.00 per share, or, in certain circumstances, either Common Stock or common stock of an acquiring company (the "Rights") issued pursuant to the Rights Agreement, dated as of December 12, 1991 (the "Rights Agreement"), between the Company and Mellon Bank, N.A., as Rights Agent, are attached to the Shares.

     We have examined the Company's Restated Certificate of Incorporation, as amended to date, the Company's By-Laws, as amended to date, the Rights Agreement, and other originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates or other instruments, and have made such examination of law, as in our judgment are relevant and necessary in order to render our opinion expressed below.

     We have also noted that other large publicly held corporations chartered in Connecticut have adopted rights agreements and issued rights similar to the Rights Agreement and the Rights. In addition, we have noted that the Rights would operate in a way similar to rights issued by numerous other corporations incorporated in Connecticut and in other states.
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MBIA Inc.
December 10, 1998
Page 2


     For purposes of this opinion, we have assumed that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its shareholders, that such action by the Board of Directors was not contrary to its fiduciary obligations and that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent.

     The Connecticut Business Corporation Act (the "CBCA") provides a board of directors with broad authority and empowers a Connecticut corporation to issue rights, options or warrants for the purchase of shares of the corporation on such terms, with such form and content, and for such consideration as the board of directors may determine. Sections 33-665(a) and 33-666(c) of the CBCA provide that all shares of a class or series of stock shall have preferences, limitations and relative rights identical with those of other shares of the same class (except to the extent otherwise provided in the description of the series) or series.

     A number of courts construing similar provisions of the corporation laws of states other than Connecticut have upheld the issuance of rights substantially similar to the Rights. On the other hand, a number of courts construing similar provisions of the corporation laws of other states have invalidated rights similar to the Rights on the basis that the provisions pursuant to which rights held by certain persons could become void violated the requirements that shares of the same class and series be identical. Courts sustaining the issuance of rights have distinguished between discrimination among shares and discrimination among shareholders, and determined that the relevant statutory authority does not prohibit the latter form of discrimination. The CBCA requires in effect that all shares of the same class and series be identical, with specified exceptions. However, the CBCA does not say whether this requirement applies to provisions of rights that have been issued in respect of shares of a particular class or to shareholders or holders of rights who take specified actions resulting in those rights becoming void. There is no published judicial decision interpreting Sections 33-665(a) and 33-666(c) or other provisions of the CBCA in the context of the issuance of rights similar to the Rights.

     We also note that the Connecticut legislature has added provisions to the CBCA which evidence concern for fair treatment of shareholders and other constituencies in light of the prevalence of abusive takeover tactics. These enactments indicate public policy support for the objectives which the Rights are designed to further, which we think would be persuasive to a court faced with a case questioning the validity of the Rights.

     The opinion set forth below with respect to the Rights is limited to the authorization of the Rights Agreement by the Board and the issue of Rights pursuant to
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MBIA Inc.
December 10, 1998
Page 3

the Rights Agreement, and does not extend to any subsequent action or inaction by the Board with respect to the Rights Agreement, including any decision relating to redemption of the Rights or amendment of the Rights Agreement, which would need to be evaluated in light of all relevant facts, circumstances and legal precedents applicable at that time.

     Based on the foregoing, we are of the opinion:

     1. That the Shares have been duly authorized and, when issued in accordance with the terms of the Stock Purchase Agreements, will be validly issued, fully paid and non-assessable.

     2. Assuming the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, although there is no Connecticut case law or express statutory provision dispositive of the issue and the matter thus is not entirely free from doubt, the Rights attached to the Shares will be validly issued.

     Our opinion expressed above is limited to the laws of the State of Connecticut.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement and the reference to our firm in the Prospectus under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,

                              /s/ Day, Berry & Howard LLP

                              Day, Berry & Howard LLP

WHC:LTW